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                                                                     EXHIBIT (e)

                      Colonial High Income Municipal Trust
               Terms and Conditions of Dividend Reinvestment Plan

1. You, The First National Bank of Boston, will act as Agent for me, and will open an account for me under the Dividend Reinvestment Plan with the same registration as my shares of the Colonial High Income Municipal Trust (the "Trust") are currently registered. You will effect the dividend reinvestment option on my behalf as of the first record date for an income dividend or capital gain distribution ("distribution") after you receive the Authorization duly executed by me.

2. Whenever the Trust declares a distribution payable in the Trust's shares of beneficial interest ("shares") or cash at the option of the shareholder, I hereby elect to take such distribution entirely in shares, subject to the terms of this Plan. If on the valuation date the Trust's net asset value per share is less than the market price (including estimated brokerage commissions), you shall on the payable date automatically receive for my account from the Trust that number of newly-issued shares that the cash otherwise receivable by me would purchase if the purchase price per share equaled the higher of: (a) net asset value per share on the valuation date, and (b) 95% of market price (not including estimated brokerage commissions) on the payable date; except if the market price (not including estimated brokerage commissions) on the payable date is less than 95% of the net asset value per share on the valuation date, you shall receive a distribution of cash from the Trust and shall apply the amount of such distribution to the purchase in the open market of shares for my account, commencing on the first business day after the payable date, subject to the condition that such purchases must be made at a "discount" during the remainder of the "buying period". "Discount" is defined as a market price per share (including estimated brokerage commissions) which is lower than the most recently determined net asset value per share (as calculated from time to time). "Buying period" shall mean the period commencing the first business day after the valuation date and ending at the close of business on the business day preceding the "ex" date for the next distribution. The valuation date will be the last business day of the week preceding the week of the payable date.

3. Should the Trust's net asset value per share exceed the market price (including estimated brokerage commissions) on the valuation date for a distribution, you shall receive for my account a distribution in cash from the Trust and shall apply the amount of such distribution on my shares to the purchase in the open market of shares for my account commencing on the first business day after the valuation date, subject to the condition that such purchases must be made at a discount during the buying period.

4. In the event you are instructed to purchase shares in the open market pursuant to paragraph 2 or 3 hereof, and you are unable for any reason to invest the full amount of the distribution in shares acquired in open-market purchases at a discount during the buying period, you will invest the uninvested portion of such distribution in newly-issued shares at the close of business at the end of such buying period at the higher of: (a) net asset value determined at such close, and (b) 95% of the market price (not including estimated brokerage commissions) at such close.

5. You may not acquire newly-issued shares after the valuation date unless you have received a legal opinion that registration of such shares is not required under the Securities Act of 1933, as amended, or unless the shares to be issued are registered under such Act.
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6. For all purposes of the Plan: (a) the market price of the shares on a particular date shall be the last sales price on the New York Stock Exchange on that date, or if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such date (in either case including or not including estimated brokerage commissions as provided above) and (b) net asset value per share of the shares on a particular date shall be as determined by or on behalf of the Trust.

7. Open-market purchases provided for above may be made on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. My cash funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the shares acquired for my account. For the purposes of open-market purchases with respect to the Plan you may commingle my funds with those of other shareholders of the Trust for whom you similarly act as Agent, and the average price (including brokerage commissions) of all shares purchased by you as Agent shall be the price per share allocable to me in connection therewith.

8. You may hold my shares acquired pursuant to my authorization, together with the shares of other shareholders of the Trust acquired pursuant to similar authorizations, in non-certificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any shares so held for me only in accordance with the proxy returned by me to the Trust. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full shares.

9. You will confirm to me each investment made for my account as soon as practicable but not later than 60 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to four decimal places) in a share, no certificates for a fractional share will be issued. However, distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will sell such undivided fractional interest in cash at the market value of the shares at the time of termination and send the net proceeds to me.

10. Any stock dividends or split shares distributed by the Trust on shares held by you for me will be credited to my account. In the event that the Trust makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

11. Your service fee for services described in this Plan will be paid by the Trust.

12. I may terminate my account under the Plan by notifying you in writing. Such termination will be effective immediately if my notice is received by you prior to any distribution record date; otherwise such termination will be effective with respect to any subsequent distribution. The Plan may be terminated by you or the Trust upon notice in writing mailed to me at least 90 days prior to any record date for the payment of any distribution of the Trust. Upon any termination you will cause a certificate or certificates for the full shares held for me under the Plan and the proceeds from the sale of any fraction to be delivered to me without charge. If I elect by notice to you in writing in
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advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct brokerage commission for this transaction from the proceeds.

If I decide to terminate my account under the Plan, I may request that all my Plan shares, both full and fractional, be sold. The per share price may fall during the period between my request for sale and the sale in the open market which will be made within ten trading days after the Agent receives my request. The proceeds of the sale less any brokerage commission will be mailed to me after the settlement of funds from the brokerage firm. The settlement is five business days after the sale of shares.

13. These terms and conditions may be amended or supplemented by you or the Trust at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these Terms and Conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these Terms and Conditions. Upon any such appointment of any Agent for the purpose of receiving distributions, the Trust will be authorized to pay to such successor Agent, for my account, all distributions payable on shares held in my name or under the Plan for retention or application by such successor Agent as provided in these Terms and Conditions.

14. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

15. These Terms and Conditions shall be governed by the laws of the Commonwealth of Massachusetts.



Card - Front
COLONIAL HIGH INCOME MUNICIPAL TRUST ("Trust")
AUTHORIZATION FOR REINVESTMENT OF DIVIDEND AND CAPITAL GAIN DISTRIBUTIONS IN ADDITIONAL SHARES OF THE TRUST.

I hereby elect to participate in the Dividend Reinvestment Plan (the "Plan") offered by Colonial High Income Municipal Trust, and I hereby appoint The First National Bank of Boston as my Agent in connection with my participation in the Plan.

I understand that participation in the Plan shall be governed by and subject to the Terms and Conditions set forth in the Dividend Reinvestment Plan brochure, receipt of which is hereby acknowledged.

YOU SHOULD NOT RETURN THIS CARD IF YOU WISH TO RECEIVE BOTH YOUR DIVIDEND AND CAPITAL GAIN DISTRIBUTIONS IN CASH.

Card - Back
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I retain the right to change or terminate this Authorization at any time by notifying the Agent in writing.
Taxpayer Identification Number:
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Signature(s):
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Please sign exactly as your shares are registered. All persons whose names appear on the share certificates must sign.

Date:
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This Authorization, when signed, should be mailed to:
The First National Bank of Boston
P.O. Box 1681
Boston, MA  02105